Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Owens & Minor, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-32497, 33-41402, 33- 58337, 333-58341, 333-61550, 333-106361, 333-124965, and 333-142716) on Form S-8 of Owens & Minor, Inc. of our reports dated February 25, 2011, with respect to the consolidated balance sheets of Owens & Minor, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10- K of Owens & Minor, Inc.

Richmond, Virginia

February 25, 2011